Exhibit 10.38

AMENDMENT
TO
DIRECTOR DEFERRED COMPENSATION AGREEMENT[S]

THIS AMENDMENT TO THE DIRECTOR DEFERRED COMPENSATION AGREEMENT[S] (the "Amendment") is made and entered into as of November __, 2008, by and between Alpha Natural Resources, Inc., a Delaware corporation (including its successors, the "Company"), and [Herman Buerger, E. Linn Draper, Jr. or John W. Fox, Jr.] ("Director").

WHEREAS, Director and the Company entered into [that/those certain Director Deferred Compensation Agreement[s], dated February 28, 2008 (for Mr. Buerger)/August 15, 2006, December 18, 2006, and December 12, 2007 (for Mr. Draper)/ August 11, 2006, December 11, 2006 and December 12, 2007 (for Mr. Fox)] (collectively, the "Agreement[s]"), and the Director and the Company wish to amend the Agreement[s] in this Amendment.

NOW THEREFORE, in consideration of the mutual promises contained herein, the Director and the Company hereby agree as follows:

1.	The first part of Section 4(c)(i) [and 4(c)(iii) with respect to the 2006 Agreements of Messrs. Draper and Fox] of the Agreement is hereby deleted in its entirety and replaced with the following:

"Notwithstanding any provision herein to the contrary, the Director shall receive the value of his Director Accounts (Share Units to be valued at the then fair market value as determined by the Board) in a single lump sum cash payment, on or within 30 days of, the date of any of the following events (each, a "Change in Control"):"

2.      Any capitalized term contained herein that is not defined in this Amendment shall have the meaning as set forth in the [applicable] Agreement.

3.      Except as amended hereby, the Agreement[s] shall remain in full force and effect.

IN WITNESS WHEREOF, this Amendment is effective as of the date set forth above.

DIRECTOR	COMPANY

ALPHA NATURAL RESOURCES, INC.

____________________________________	By:_________________________________
Name:	Name: Michael J. Quillen
Title: Chief Executive Officer